EXECUTION VERSION

PRIVILEGED & CONFIDENTIAL
F.R.E. 408 SETTLEMENT DISCUSSIONS

Exhibit 99.39

Existing 2013 Notes Term Sheet

This term sheet (the “Term Sheet”) reflects the terms upon which Roust Trading Ltd. (together with its affiliates, “RTL”) would propose to purchase all outstanding 3% convertible notes due March 15, 2013 (the “Existing 2013 Notes”) issued by Central European Distribution Corporation (“CEDC” and, together with its direct and indirect subsidiaries, the “Company”) not already owned by RTL in connection with the Company’s proposed restructuring (the “Restructuring”).

The statements contained in this Term Sheet and all discussions between and among the parties in connection therewith constitute privileged settlement communications entitled to protection under Rule 408 of the Federal Rules of Evidence and shall not be treated as an admission regarding the truth, accuracy or completeness of any fact or the applicability or strength of any legal theory. This Term Sheet is not an offer or a solicitation with respect to any securities of the Company or RTL or a solicitation of acceptances of a chapter 11 plan within the meaning of section 1125 of the Bankruptcy Code.  Nothing herein shall be deemed to be the solicitation of an acceptance or rejection of a chapter 11 plan.

Means for Implementation

The Company is currently soliciting votes on a chapter 11 plan of reorganization (the “Original Plan”) pursuant to that certain Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization as publicly filed by the Company on March 8, 2013 (the “Offering Memorandum”).

To implement the Restructuring, the Offering Memorandum and Original Plan shall be modified to reflect the terms of this Term Sheet (as modified, the “Plan”). Additionally, RTL shall make an offer to purchase (the “RTL Notes Purchase”), subject to certain conditions, Existing 2013 Notes not held by RTL (the “Purchased Notes”). Pursuant to the RTL Notes Purchase, for each $1,000 outstanding principal amount of Existing 2013 Notes not owned by RTL, RTL shall deliver in exchange therefor a pro rata share (based upon the aggregate amount of principal of Existing 2013 Notes not held by RTL, which is approximately $155.3 million as of March 13, 2013) of:

•	an aggregate of $25 million in cash (the “Cash Payment”); and

•	an aggregate principal amount of $30 million of secured notes issued by RTL on the terms described below (the “Replacement Notes” and, together with the Cash Payment, the “2013 Note Consideration”);

provided, that by accepting such offer, a holder shall be required to vote to accept the Plan, not opt out of the releases provided in the Plan and shall assign to RTL all of its rights under such Existing 2013 Notes (including the right to its Pro Rata Stock Share (as defined below)); provided further, that RTL shall not be obligated to pay any of the 2013 Note Consideration and holders of the Existing 2013 Notes shall not be obligated to assign their rights in their Existing 2013 Notes unless and until the effective date of the Plan shall have occurred; provided further, that if RTL transfers Existing 2013 Notes presently held by RTL, then such Existing 2013 Notes being transferred shall not be entitled to participate in the RTL Notes Purchase.

PRIVILEGED & CONFIDENTIAL F.R.E. 408 SETTLEMENT DISCUSSIONS

Except as otherwise provided herein, the classification and treatment of claims and interests under the Plan shall be identical to that set forth in the Original Plan. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.1

TREATMENT OF EXISTING 2013 NOTES AND EXISTING COMMON STOCK

Existing 2013 Notes and RTL Notes:

If the class of claims consisting of Existing 2013 Notes and RTL Notes votes to accept the Plan, each holder of (A) the Existing 2013 Notes who does not agree to the RTL Notes Purchase, (B) the Existing 2013 Notes held by or assigned (in whole or in part) under the RTL Notes Purchase to RTL and (C) RTL Notes shall receive, at the election of RTL in its sole discretion, either (i) its pro rata share of 10% of the New Common Stock[2] (“Pro Rata Stock Share”); or (ii) cash in an equivalent value to such equity (based upon the mid-point equity value described in the valuation attached to the Offering Memorandum as Appendix F).

If the class of claims consisting of Existing 2013 Notes and RTL Notes does not vote to accept the Plan, such class shall receive no recovery under the Plan, provided, however, that RTL’s obligation under the RTL Notes Purchase shall not be impacted if the Plan is confirmed and goes effective.

Existing Common Stock:	Existing Common Stock shall be cancelled and receive no property under the Plan. The 5% New Common Stock allocated to Existing Common Stock under the Original Plan shall instead be allocated to RTL on account of the RTL Investment.

III. Terms of the Replacement noteS

Issuer:	Roust Trading Ltd. (the “Issuer”)

Guarantor:	Russian Standard Corporation

Coupon:

10% PIK or cash, subject to RTL’s sole discretion, with 1% step-up per annum to a maximum of 12% (i.e., 10% until June 30, 2014, 11% from July 1, 2014 to June 30, 2015 and 12% from July 1, 2015 to maturity). Interest shall accrue from the earlier of (1) date of issuance of the Replacement Notes or (ii) June 1, 2013.

Interest Payable:	Semi-annually on April 30th and October 31st of each year, commencing on October 31, 2013.

Maturity Date:	May 31, 2016.

Security:	RTL will pledge a portion of the New Common Stock distributed to RTL under the Plan representing 15% of the New Common Stock in CEDC issued on the effective date of the Plan, which pledged shares shall subsequently be transferred to a special purpose vehicle subsidiary of the Issuer.

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1 Subject to further review regarding implementation

2 Subject to dilution by a management incentive plan, as provided in the Original Plan

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PRIVILEGED & CONFIDENTIAL F.R.E. 408 SETTLEMENT DISCUSSIONS

Optional Redemption:	The Issuer may redeem a portion or all of the Replacement Notes at any time without make-whole or penalty provisions at the par principal amount plus accrued and unpaid interest.

Covenants/Events of Default:	Limited covenants, including with respect to the preservation or maintenance of the collateral, to be agreed by RTL and the 2013 Ad Hoc Group.

Currency:	US Dollars.

Governing Law:	New York.

Reporting:

With respect to the Guarantor and subject to applicable confidentiality agreement, quarterly and annual financial statements, similar to what would be included in any other private debt offering.

Same disclosure of CEDC financial statements as contemplated to new senior and convertible notes of CEDC.

Denomination:	The Replacement Notes will be issued and transferable in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

IV.	OTHER TERMS

Conditions Precedent to RTL Notes Purchase:

RTL’s obligation to make the RTL Notes Purchase and its agreement to the terms hereof will be subject to the satisfaction of the following conditions precedent:

(i)            Each member of the 2013 Ad Hoc Group signs a Plan Support Agreement with terms reasonably acceptable to RTL no later than 12:00 p.m. (ET) on March 14, 2013 and votes in favor of the Plan and sells its Existing 2013 Notes to RTL as provided herein;

(ii)           RTL receives the full 10% of the New Common Stock allocated to Class 5A under the Plan or some lesser amount as a consequence of the cash payment mechanism described in Article II above;

(iii)          The effective date of the Plan shall have occurred; and

(iv)          RTL and the members of the 2013 Ad Hoc Group shall be satisfied with all documentation with respect to the RTL Notes Purchase and the Plan.

Non-Participation of the Existing 2013 Notes and RTL Notes held by RTL:	The Existing 2013 Notes and RTL Notes held by RTL are not now and shall not ever be deemed to be Purchased Notes, even if such notes are no longer held by RTL and shall not be entitled to receive 2013 Note Consideration if subsequently sold to a non-RTL party.

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PRIVILEGED & CONFIDENTIAL F.R.E. 408 SETTLEMENT DISCUSSIONS

Fees and Expenses:	All reasonable fees and expenses incurred by the 2013 Ad Hoc Group and their advisors in connection with the Company, the negotiation, evaluation, formulation and consummation of the Plan and any related documents, including those reasonable fees and expenses due for each of Brown Rudnick LLP and Duff & Phelps Corp. and including the reasonable fees and expenses of any local counsel retained in Delaware, Russia, Poland or elsewhere as necessary, shall be treated as Allowed Administrative Claims under the Plan and paid by CEDC on the effective date of the Plan without the need for any application to the Bankruptcy Court.

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PRIVILEGED & CONFIDENTIAL F.R.E. 408 SETTLEMENT DISCUSSIONS

Exhibit B to the Plan Support Agreement

Covered Claims of Plan Support Parties